Exhibit 10.2

TESCO CORPORATION
2017 SHORT TERM INCENTIVE PROGRAM

The Tesco Corporation Short Term Incentive Program (“STIP”) is a compensation program designed to motivate participating employees of TESCO and its affiliates to work as a team to accomplish the overall profitability goals of TESCO, as well as provide incentive to each individual to meet his or her business objectives on a yearly basis.

The STIP is approved by the Board of Directors of TESCO and is reviewed annually and may be modified or discontinued in the sole discretion of the Board of Directors. The STIP for calendar year 2017 has been approved by the Board of Directors as set forth below. The parameters set for the Executive Management Team (the executive officers of Tesco Corporation, the parent corporation), are approved by, and can only be modified by, the Board of Directors. The program parameters for all other employee participants are proposed as general guidelines for management to implement but that may be modified as management deems appropriate. It is the expectation of the Board of Directors that management will use proper judgment to write goals for individuals within the spirit of these parameters, but consistent with the emphasis that management wishes to put on each employee:

Plan Parameters

In order to reward employees for Company safety and service quality performance, and taking into account Company financial objectives, the STIP is structured with two (2) specific areas to measure performance:

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Financial Objectives (90%): Comprised of two metrics that collectively represent 90% of the total STIP target. These are an Adjusted Incremental EBITDA ($) metric based on a combination of a global P&L specific targets (65%) and an Incremental Cash Conversion Cycle (Days) metric based on a global target (25%).

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Other Objectives (10%): Comprised of two metrics that collectively represent 10% of the total STIP target. These are a Quality (5%) and an HSE (5%) performance metric, based on either global,hemispherical, or country specific targets.

Members of the Executive Management Team and certain Vice Presidents of the subsidiaries (Levels 6 and 5) have the ability to earn up to a 2.0 factor on each Objective. Each Objective will have an entry point (“Entry”), a Target, and a maximum payout point (“Max”). Entry is a 0% payout with linear progression to Target, which provides a 100% payout. From Target, there is a linear progression to Max, which results in a 200% payout on that Objective.

Directors of the TESCO organization (Level 4) have the ability to earn up to a 1.5 factor on each Objective. Each Objective will have an Entry, a Target, and a Max. Entry is a 0% payout with linear progression to Target, which provides a 100% payout. From Target, there is a linear progression to Max, which results in a 150% payout on that Objective.

All other participants (Level 3) will earn payouts from Entry up to Target as details above. Level 3 employees’ payouts are capped at Target (100%).

Objectives and Payout:

•	Calculations are based on employee’s aggregate base salary earned during the program year.

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The Board of Directors will approve the payouts of each Level 6 and 5 Named Executive Officers and all other executive officers of Tesco Corporation, and review and approve the remaining STIP participant payouts as a group.

•	For non- NEOs and non-executive officers of Tesco Corporation, Management reserves the right to adjust individual awards +/- 25% at its discretion to address factors not addressed in the STIP program.

•	The incentive payout will be made in the payroll currency of the plan participant.

•	Payout is made no later than 15 days following the filing of Form 10K the plan year.

•	STIP payouts are based on audited financial results.

Employment Status

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Employees entering the plan during the year will have their STIP payout calculated using their aggregate base salary earned while in the plan. In order to participate in STIP the employee must enter the plan prior to October 1, 2017.

•	Employees terminated or resigning at any time prior to December 31, 2017 will not receive any payment under the STIP.

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Employees terminated or resigning from TESCO or its affiliatesafter December 31, 2016, but before the payout date, will receive their payout in accordance with the STIP at the same time as other recipients.

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TESCO and its affiliates reserve the right to modify responsibilities and positions as may be required from time to time. Such modifications may result in the future ineligibility of an employee for participation in the STIP. In such cases, any earned incentive will be calculated using their aggregate base salary earned while in the plan.

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In the event of a position change which requires the modification of objectives, the calculations will be prorated between both sets of objectives for the 2nd and 3rd quarters. For changes occurring in the 1st or 4th quarter, the objectives in place for the majority of the year will be used to calculate the full year’s award.

•	Situations not covered above will be resolved by the President and Chief Executive Officer of Tesco Corporation, whose determination shall be final.

Death, Disability and Retirement

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If an employee’s employment status changes due to death, disability or retirement (at normal retirement age) his or her STIP payment will be calculated using their aggregate base salary earned while in the plan.